NSAR
Screen 38, 77(G.)
Series 7
Defaulted senior securities for the period ended December 31, 2003

1. Intermedia Communications, 13.5000%

o    Reason for Default: Bankruptcy
o    Date of Default: 3/31/2002
o    Principal Amount: N/A - preferred stock
o    Amount of Default: N/A - preferred stock
o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount) * (1,000)]: -N/A - preferred stock

2. Worldcom Inc., 6.9500%, due 8/15/2006

o    Reason for Default: Bankruptcy
o    Date of Default: 2/15/2002
o    Principal Amount: 60,000
o    Amount of Default: $1,320.50
     Amount of Default per 1,000 face amount [(Amount of default)/(principal amount) * (1,000)]: $22.01